3000 Two Logan Square
Eighteenth and Arch Streets
Philadelphia, PA  19103-2799
215.981.4000
Fax 215.981.4750

October 21, 2016

The Herzfeld Caribbean Basin Fund, Inc. 119 Washington Avenue, Suite 504 Miami Beach, FL 33139

Re:	Registration Statement on Form N-2 (File Nos. 333-202213; 811-06445)

Ladies and Gentlemen:

We have acted as counsel to The Herzfeld Caribbean Basin Fund, Inc., a Maryland corporation (the “Fund”), in connection with Post-Effective Amendment No. 5 (the “Amendment”) to the Fund’s registration statement on Form N-2 (File Nos. 333-202213; 811-06445) (as amended from time to time, the “Registration Statement”) with respect to the registration of $100,000,000 of shares of the Fund (“Shares”), which Registration Statement was declared effective by the SEC on June 11, 2015.

You have requested our opinion as to the matters set forth below in connection with the filing of the Amendment. For purposes of rendering the opinion set forth below, we have examined the Amendment, the Registration Statement, the Articles of Incorporation of the Fund and the By-Laws of the Fund, and the action of the Fund that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Fund. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Maryland that, in our experience, generally are applicable to the issuance of shares by entities such as the Fund. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that, (a) the Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund, and (b) when issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and nonassessable.

Philadelphia	Boston	Washington, D.C.	Los Angeles	New York		Pittsburgh
Detroit	Berwyn	Harrisburg	Orange County	Princeton	Silicon Valley	Wilmington

The Herzfeld Caribbean Basin Fund, Inc.

October 21, 2016
No opinion is rendered herein as to matters not specifically referred to herein and under no circumstances are you to infer from anything stated or not stated herein any opinion with respect to which such specific reference is not made. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is rendered solely in connection with the filing of the Amendment. We hereby consent to the filing of this opinion with the SEC in connection with the Amendment and to the reference to this firm in the prospectus that is being filed as part of the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. Except as otherwise set forth herein, this opinion may not be used, circulated, quoted or otherwise referred to for any purpose or relied upon by any other person without the express written permission of this firm.

Very truly yours,

/s/ Pepper Hamilton LLP

Pepper Hamilton LLP

cc:	Mr. Erik M. Herzfeld, President
Mr. Thomas J. Herzfeld, Chairman of the Board of Directors
 Reanna J. M. Lee, Esq., Secretary and Treasurer
 Joseph V. Del Raso, Esq.